55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports First Quarter Results

New York, NY, April 25, 2024 – S&P Global (NYSE: SPGI) today reported first quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported first quarter 2024 revenue of $3.491 billion, an increase of 10% compared to the first quarter of 2023. First quarter GAAP net income increased 25% to $991 million and GAAP diluted earnings per share increased 28% to $3.16 as higher net income was driven primarily by strong growth in Ratings and Indices, and lower merger-related costs. Excluding the impact of Engineering Solutions (ES), revenue growth would have been 14% year over year. Adjusted net income for the first quarter increased 24% to $1,258 million and adjusted diluted earnings per share increased 27% to $4.01.

•Quarterly revenue of $3.491 billion surpassed our previous quarterly revenue record by more than 10%.

•Strong execution and continued discipline around expense and investment drove approximately 350 bps of operating margin expansion on both a GAAP and adjusted basis.

•The Company expects to execute additional share repurchases totaling approximately $1.3 billion through the third quarter of 2024.

•The Company is raising full-year 2024 guidance. Guidance now calls for revenue growth of 6.0% - 8.0%, GAAP diluted EPS in the range of $10.80 - $11.05, and adjusted diluted EPS in the range of $13.85 - $14.10.

“S&P Global's first quarter results are a testament to the value we create for our customers around the world, as well as the strength of our global franchise, our world-class team, and our commitment to innovation.

We reported record quarterly revenue and significant operating margin expansion, while continuing to invest in strategic initiatives to position us for long-term growth and productivity. These include our strong positions in artificial intelligence with Kensho, sustainability and energy transition, and private markets.

We are confident that our leadership in data, analytics, research, and benchmarks to power global markets will continue to serve customers and shareholders alike."
Douglas Peterson
President and CEO

First Quarter 2024 Revenue

First quarter revenue increased 10% and revenue excluding Engineering Solutions increased 14%, driven by growth in all divisions. Revenue from subscription products increased 8%, excluding Engineering Solutions.

(1) Total revenue includes the impact of inter-segment eliminations of $42M and $45M, and a contribution from Engineering Solutions of $100M and $0 in 1Q '23 and 1Q '24, respectively.

First Quarter 2024 Operating Profit, Expense, and Operating Margin

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s first quarter reported operating profit margin increased 350 basis points to 39.7%, primarily due to the increase in revenue in our Ratings and Indices divisions and lower merger-related costs. Adjusted operating profit margin increased 360 basis points to 49.8%, primarily due to revenue growth in our Ratings and Indices divisions.

First Quarter 2024 Diluted Earnings Per Share

	1Q '24	1Q '23	y/y change
GAAP Diluted EPS	$3.16	$2.47	28%
Adjusted Diluted EPS	$4.01	$3.15	27%

First quarter GAAP diluted earnings per share increased 28% to $3.16 primarily due to a 25% increase in net income, and a 3% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 27% to $4.01 due to a 24% increase in adjusted net income and a 3% decrease in diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.06. The largest non-core adjustments to earnings in the first quarter of 2024 were for deal-related amortization, merger-related costs, and restructuring.

Full-Year 2024 Outlook

	GAAP	Adjusted
Revenue growth	6.0% - 8.0%	6.0% - 8.0%
Corporate unallocated expense	$220 - $230 million	$160 - $170 million
Deal-related amortization	$1.095 - $1.105 billion	$1.095 - $1.105 billion
Operating profit margin expansion	500 - 550 bps	100 - 150 bps
Interest expense, net	$325 - $335 million	$350 - $360 million
Tax rate	21.0% - 22.0%	21.5% - 22.5%
Diluted EPS	$10.80 - $11.05	$13.85 - $14.10
Capital expenditures	$185 - $195 million	$185 - $195 million

In addition to the above, the Company expects 2024 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, of ~$4.2 billion, compared to prior expectation of ~$4.1 billion, as a result of higher net income expectations. The Company expects adjusted free cash flow, excluding certain items, of ~$4.5 billion, compared to prior guidance of ~$4.4 billion, also as a result of higher expected net income.

The Company is reiterating GAAP and adjusted deal-related amortization and tax rate guidance. The Company's updated guidance for revenue growth is 50 bps higher than the previous guidance range, given the strong performance in the first quarter. Corporate unallocated expense is expected to be approximately $10 million higher on a GAAP basis, and $5 million higher on an adjusted basis, compared to prior guidance, due primarily to increased incentive compensation. GAAP operating margins are now expected to expand 500-550 bps compared to prior guidance of approximately 500 bps. Adjusted operating margins are expected to expand 100-150 bps compared to prior guidance of approximately 100 bps. GAAP and adjusted interest expense, net are each expected to be approximately $15 million lower than prior guidance due to higher expected interest income on cash balances. As a result of the higher expected revenue and operating margins, GAAP diluted EPS and adjusted diluted EPS are both expected to be approximately $0.10 higher than previous guidance ranges. The Company now expects higher GAAP and adjusted capital expenditures compared to prior guidance of approximately $165 to $175 million.

GAAP and non-GAAP adjusted guidance include the contribution from divestitures in all periods.

Non-GAAP adjusted guidance excludes merger-related costs and amortization of intangibles related to acquisitions.

Capital Return: For the full year 2024, the Company expects to return approximately 85% of adjusted free cash flow to shareholders through dividends and share repurchases. The Board of Directors has authorized a quarterly cash dividend of $0.91. The Company expects to execute additional share repurchases totaling approximately $1.3 billion through the third quarter of 2024.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2024 earnings results on a conference call scheduled for today, April 25, at 8:30 a.m. EDT. Additional information presented on the conference call, as well as the Company’s Supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 25, 2024. U.S. participants may call (888) 566-0438; international participants may call +1 (203) 369-3047 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; and cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, free cash flow, and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;
▪the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
▪our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation of the Company’s customers, suppliers or competitors;
▪the introduction of competing products or technologies by other companies;
▪our ability to develop new products or technologies, to integrate our products with new technologies (e.g., artificial intelligence), or to compete with new products or technologies offered by new or existing competitors;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the impact of customer cost-cutting pressures;
▪a decline in the demand for our products and services by our customers and other market participants;
▪the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
▪the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
▪the level of merger and acquisition activity in the United States and abroad;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS: https://investor.spglobal.com/contact-investor-relations/rss-feeds/default.aspx

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Global Head of Communications
Tel: +1 (410) 382-3316
christina.twomey@spglobal.com

Josh Goldstein
Director, Communications
Tel: +1 (202) 383-2041
josh.goldstein@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2024 and 2023
(dollars in millions, except per share data)

(unaudited)	2024	2023	% Change

Revenue	$3,491	$3,160	10%
Expenses	2,112	2,080	2%
Gain on disposition	—	(50)	N/M
Equity in income on unconsolidated subsidiaries	(6)	(14)	(55)%
Operating profit	1,385	1,144	21%
Other (income) expense, net	(9)	11	N/M
Interest expense, net	78	85	(8)%
Income before taxes on income	1,316	1,048	26%
Provision for taxes on income	248	188	32%
Net income	1,068	860	24%
Less: net income attributable to noncontrolling interests	(77)	(65)	(18)%
Net income attributable to S&P Global Inc.	$991	$795	25%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.16	$2.47	28%
Diluted	$3.16	$2.47	28%

Weighted-average number of common shares outstanding:
Basic	313.6	321.3
Diluted	314.0	322.1

Actual shares outstanding at period end	313.1	320.8

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
March 31, 2024 and December 31, 2023
(dollars in millions)

(unaudited)	March 31,	December 31,
	2024	2023

Assets:
Cash, cash equivalents, and restricted cash	$1,544	$1,291
Other current assets	3,824	3,852
Assets of a business held for sale [1]	60	—
Total current assets	5,428	5,143
Property and equipment, net	247	258
Right of use assets	371	379
Goodwill and other intangible assets, net	51,868	52,248
Equity investments in unconsolidated subsidiaries	1,775	1,787
Other non-current assets	788	774
Total assets	$60,477	$60,589

Liabilities and Equity:
Short-term debt	$301	$47
Unearned revenue	3,535	3,461
Other current liabilities	2,031	2,617
Liabilities of a business held for sale [1]	10	—
Long-term debt	11,404	11,412
Lease liabilities — non-current	524	541
Deferred tax liability — non-current	3,631	3,690
Pension, other postretirement benefits and other non-current liabilities	792	721
Total liabilities	22,228	22,489
Redeemable noncontrolling interests	3,825	3,800
Total equity	34,424	34,300
Total liabilities and equity	$60,477	$60,589

1 Includes Fincentric as of March 31, 2024.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2024 and 2023
(dollars in millions)

(unaudited)	2024	2023

Operating Activities:
Net income	$1,068	$860
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	23	25
Amortization of intangibles	264	262
Deferred income taxes	(67)	(167)
Stock-based compensation	33	46
Gain on disposition	—	(50)
Other	96	18
Net changes in other operating assets and liabilities	(469)	(400)
Cash provided by operating activities	948	594

Investing Activities:
Capital expenditures	(24)	(28)
Acquisitions, net of cash acquired	(1)	(272)
Proceeds from dispositions	—	50
Changes in short-term investments	5	(3)
Cash used for investing activities	(20)	(253)

Financing Activities:
Additions to short-term debt, net	250	710
Dividends paid to shareholders	(286)	(290)
Distributions to noncontrolling interest holders, net	(73)	(78)
Repurchase of treasury shares	(500)	(500)
Exercise of stock options, employee withholding tax on share-based payments, and other	(48)	(72)
Cash used for financing activities	(657)	(230)
Effect of exchange rate changes on cash	(18)	7
Net change in cash, cash equivalents, and restricted cash	253	118
Cash, cash equivalents, and restricted cash at beginning of period	1,291	1,287
Cash, cash equivalents, and restricted cash at end of period	$1,544	$1,405

Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2024 and 2023
(dollars in millions)

(unaudited)	Revenue
	2024	2023	% Change

Market Intelligence	$1,142	$1,071	7%
Ratings	1,062	824	29%
Commodity Insights	559	508	10%
Mobility	386	358	8%
Indices	387	341	14%
Engineering Solutions	—	100	N/M
Intersegment Elimination	(45)	(42)	(7)%
Total revenue	$3,491	$3,160	10%

	Expenses
	2024	2023	% Change

Market Intelligence (a)	$953	$842	13%
Ratings (b)	383	347	10%
Commodity Insights (c)	333	321	3%
Mobility (d)	316	294	8%
Indices (e)	115	103	12%
Engineering Solutions (f)	—	86	N/M
Corporate Unallocated expense (g)	57	79	(27)%
Equity in Income on Unconsolidated Subsidiaries (h)	(6)	(14)	55%
Intersegment Elimination	(45)	(42)	(7)%
Total expenses	$2,106	$2,016	4%

	Operating Profit

	2024	2023	% Change
Market Intelligence (a)	$189	$229	(17)%
Ratings (b)	679	477	42%
Commodity Insights (c)	226	187	21%
Mobility (d)	70	64	9%
Indices (e)	272	238	14%
Engineering Solutions (f)	—	14	N/M
Total reportable segments	1,436	1,209	19%
Corporate Unallocated expense (g)	(57)	(79)	27%
Equity in Income on Unconsolidated Subsidiaries (h)	6	14	(55)%
Total operating profit	$1,385	$1,144	21%

N/M - Represents a change equal to or in excess of 100% or not meaningful
(a)    2024 includes employee severance charges of $31 million, IHS Markit merger costs of $11 million and acquisition-related costs of $3 million. 2023 includes a gain on disposition of $46 million, IHS Markit merger costs of $13 million and employee severance charges of $6 million. Additionally, amortization of intangibles from acquisitions of $140 million and $141 million is included for 2024 and 2023, respectively.
(b)    2024 and 2023 include employee severance charges of $2 million and $1 million, respectively, and amortization of intangibles from acquisitions of $7 million and $2 million, respectively.

Exhibit 4

(c)    2024 includes IHS Markit merger costs of $5 million. 2023 includes IHS Markit merger costs of $13 million and employee severance charges of $2 million. Additionally, amortization of intangibles from acquisitions of $32 million and $33 million is included for 2024 and 2023, respectively.
(d)    2024 includes IHS Markit merger costs of $1 million. 2023 includes IHS Markit merger costs of $1 million and acquisition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $76 million and $74 million is included for 2024 and 2023, respectively.
(e)    2024 includes IHS Markit merger costs of $1 million and employee severance charges of $1 million. 2023 includes a gain on disposition of $4 million, employee severance charges of $1 million and IHS Markit merger costs of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for 2024 and 2023.
(f)    2023 includes amortization of intangibles from acquisitions of $2 million.
(g)    2024 includes IHS Markit merger costs of $18 million, employee severance charges of $2 million, acquisition-related costs of $1 million and recovery of lease-related costs of $1 million. 2023 includes IHS Markit merger costs of $37 million, disposition-related costs of $13 million, employee severance charges of $1 million and acquisition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for 2023.
(h)    2024 and 2023 include amortization of intangibles from acquisitions of $14 million.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2024 and 2023
(dollars in millions, except per share amounts)
Adjusted Expenses

(unaudited)		2024	2023	% Change

Market Intelligence	Expenses	$953	$842	13%
	Non-GAAP adjustments (a)	(45)	27
	Deal-related amortization	(140)	(141)
	Adjusted expenses	$769	$728	6%

Ratings	Expenses	$383	$347	10%
	Non-GAAP adjustments (b)	(2)	(1)
	Deal-related amortization	(7)	(2)
	Adjusted expenses	$375	$344	9%

Commodity Insights	Expenses	$333	$321	3%
	Non-GAAP adjustments (c)	(5)	(14)
	Deal-related amortization	(32)	(33)
	Adjusted expenses	$295	$274	7%

Mobility	Expenses	$316	$294	8%
	Non-GAAP adjustments (d)	(1)	(2)
	Deal-related amortization	(76)	(74)
	Adjusted expenses	$239	$218	10%

Indices	Expenses	$115	$103	12%
	Non-GAAP adjustments (e)	(2)	2
	Deal-related amortization	(9)	(9)
	Adjusted expenses	$105	$96	9%

Engineering Solutions	Expenses	$—	$86	N/M
	Deal-related amortization	—	(2)
	Adjusted expenses	$—	$84	N/M

Corporate Unallocated Expense	Corporate Unallocated expense	$57	$79	(27)%
	Non-GAAP adjustments (f)	(20)	(52)
	Deal-related amortization	—	(1)
	Adjusted Corporate Unallocated expenses	$36	$26	41%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$(6)	$(14)	55%
	Deal-related amortization	(14)	(14)
	Adjusted equity in income on unconsolidated subsidiaries	$(20)	$(28)	27%

Total SPGI	Expenses	$2,106	$2,016	4%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)	(75)	(41)
	Deal-related amortization	(278)	(275)
	Adjusted expenses	$1,753	$1,700	3%

Exhibit 5
Adjusted Operating Profit

(unaudited)		2024	2023	% Change
Market Intelligence	Operating profit	$189	$229	(17)%
	Non-GAAP adjustments (a)	45	(27)
	Deal-related amortization	140	141
	Adjusted operating profit	$373	$343	9%

Ratings	Operating profit	$679	$477	42%
	Non-GAAP adjustments (b)	2	1
	Deal-related amortization	7	2
	Adjusted operating profit	$687	$480	43%

Commodity Insights	Operating profit	$226	$187	21%
	Non-GAAP adjustments (c)	5	14
	Deal-related amortization	32	33
	Adjusted operating profit	$264	$234	13%

Mobility	Operating profit	$70	$64	9%
	Non-GAAP adjustments (d)	1	2
	Deal-related amortization	76	74
	Adjusted operating profit	$147	$140	5%

Indices	Operating profit	$272	$238	14%
	Non-GAAP adjustments (e)	2	(2)
	Deal-related amortization	9	9
	Adjusted operating profit	$282	$245	15%

Engineering Solutions	Operating profit	$—	$14	N/M
	Deal-related amortization	—	2
	Adjusted operating profit	$—	$16	N/M

Total Segments	Operating profit	$1,436	$1,209	19%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	55	(11)
	Deal-related amortization	264	260
	Adjusted operating profit	$1,754	$1,458	20%

Corporate Unallocated Expense	Corporate unallocated expense	$(57)	$(79)	27%
	Non-GAAP adjustments (f)	20	52
	Deal-related amortization	—	1
	Adjusted corporate unallocated expense	$(36)	$(26)	(41)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$6	$14	(55)%
	Deal-related amortization	14	14
	Adjusted equity in income on unconsolidated subsidiaries	$20	$28	(27)%

Total SPGI	Operating profit	$1,385	$1,144	21%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f)	75	41
	Deal-related amortization	278	275
	Adjusted operating profit	$1,738	$1,460	19%

Exhibit 5
Adjusted Interest Expense, Net

(unaudited)	2024	2023	% Change

Interest expense, net	$78	$85	(8)%
Non-GAAP adjustments (g)	7	7
Adjusted interest expense, net	$85	$92	(7)%

Adjusted Provision for Income Taxes

(unaudited)	2024	2023	% Change

Provision for income taxes	$248	$188	32%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h)	13	24
Deal-related amortization	67	66
Adjusted provision for income taxes	$328	$279	17%

Adjusted Effective Tax Rate

(unaudited)	2024	2023	% Change

Adjusted operating profit	$1,738	$1,460	19%
Other (income) expense, net	(9)	11
Adjusted interest expense, net	85	92
Adjusted income before taxes on income	$1,663	$1,357	23%
Adjusted provision for income taxes	$328	$279
Adjusted effective tax rate [1]	19.7%	20.5%

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended March 31, 2024 and 2023 was 19.9% and 21.0%, respectively.

Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2024		2023		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

Reported	$991	$3.16	$795	$2.47	25%	28%
Non-GAAP adjustments	55	0.18	9	0.03
Deal-related amortization	212	0.67	209	0.65
Adjusted	$1,258	$4.01	$1,013	$3.15	24%	27%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 33%, 65%, 47%, 38% and 73%, respectively, for the three months ended March 31, 2024. Adjusted operating profit margin for the Company was 50% for the three months ended March 31, 2024. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     2024 includes employee severance charges of $31 million ($23 million after-tax), IHS Markit merger costs of $11 million ($8 million after-tax) and acquisition-related costs of $3 million ($2 million after-tax). 2023 includes a gain on disposition of $46 million ($34 million after-tax), IHS Markit merger costs of $13 million ($10 million after-tax) and employee severance charges of $6 million ($4 million after-tax).
(b)    2024 and 2023 include employee severance charges of $2 million ($1 million after-tax) and $1 million ($1 million after-tax), respectively.

Exhibit 5
(c)    2024 includes IHS Markit merger costs of $5 million ($4 million after-tax). 2023 includes IHS Markit merger costs of $13 million ($9 million after-tax) and employee severance charges of $2 million ($1 million after-tax).
(d)    2024 includes IHS Markit merger costs of $1 million ($1 million after-tax). 2023 includes IHS Markit merger costs of $1 million (less than $1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).
(e)    2024 includes IHS Markit merger costs of $1 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax). 2023 includes a gain on disposition of $4 million ($3 million after-tax), employee severance charges of $1 million ($1 million after-tax) and IHS Markit merger costs of $1 million ($1 million after-tax).
(f)    2024 includes IHS Markit merger costs of $18 million ($14 million after-tax), employee severance charges of $2 million ($1 million after-tax), acquisition-related costs of $1 million ($1 million after-tax) and recovery of lease-related costs of $1 million ($1 million after-tax). 2023 includes IHS Markit merger costs of $37 million ($28 million after-tax), disposition-related costs of $13 million ($10 million after-tax), employee severance charges of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).
(g) 2024 and 2023 include a premium amortization benefit of $7 million ($5 million after-tax).
(h)    2024 includes tax expense of $6 million associated with IHS Markit prior to acquisition, offset by a tax benefit of $2 million due to annualized effective tax rate differences for GAAP. 2023 includes a tax benefit of $16 million associated with a disposition.

Exhibit 6
S&P Global
Revenue Information
Three months ended March 31, 2024 and 2023
(dollars in millions)
Revenue by Type

(unaudited)	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$947	$890	6%	$54	$56	(3)%	$—	$—	N/M
Ratings	—	—	N/M	582	379	54%	480	445	8%
Commodity Insights	450	409	10%	83	80	4%	—	—	N/M
Mobility	311	281	11%	75	77	(3)%	—	—	N/M
Indices	70	66	6%	—	—	N/M	—	—	N/M
Engineering Solutions	—	94	N/M	—	6	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(45)	(42)	(7)%
Total revenue	$1,778	$1,740	2%	$794	$598	33%	$435	$403	8%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$141	$125	13%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	26	19	36%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	244	210	16%	73	65	12%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$244	$210	16%	$99	$84	17%	$141	$125	13%

N/M - Represents a change equal to or in excess of 100% or not meaningful

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2024 and 2023
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	2024	2023
Cash provided by operating activities	$948	$594
Capital expenditures	(24)	(28)
Distributions to noncontrolling interest holders, net	(73)	(78)
Free cash flow	$851	$488
IHS Markit merger costs	167	174
Adjusted free cash flow excluding certain items	$1,018	$662

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2024 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$10.80	$11.05
Deal-related amortization	2.77	2.77
IHS Markit merger costs	0.28	0.28
Premium amortization benefit	(0.07)	(0.07)
Restructuring	0.09	0.09
Tax rate	(0.02)	(0.02)
Non-GAAP adjusted diluted EPS	$13.85	$14.10